Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

ASHFORD HOSPITALITY TRUST, INC.

ASHFORD HOSPITALITY LIMITED PARTNERSHIP,

ASHFORD TRS CORPORATION,

ASHFORD HOSPITALITY PRIME, INC.

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP

and

ASHFORD PRIME TRS CORPORATION

dated as of

[—], 2013

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [—], 2013 (the “Effective Date”) by and between ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Trust OP”), ASHFORD TRS CORPORATION, a Delaware corporation (“Ashford Trust TRS”), ASHFORD HOSPITALITY PRIME, INC., a Maryland corporation (“Ashford Prime”), ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership (“Ashford Prime OP”) and ASHFORD PRIME TRS CORPORATION, a Delaware corporation (“Ashford Prime TRS”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the board of directors of Ashford Trust has determined that it is advisable and in the best interests of Ashford Trust and its stockholders to establish Ashford Prime as an independent publicly traded company and to undertake the Transactions contemplated by this Agreement;

WHEREAS, pursuant to the terms of this Agreement, the parties intend to effect the separation of Ashford Trust and Ashford Prime by distributing to the holders of Ashford Trust Common Stock outstanding on the Distribution Date, on a pro rata basis, all of the outstanding shares of Ashford Prime Common Stock owned by Ashford Trust as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of Ashford Prime Common Stock).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Advisor” means Ashford Hospitality Advisors LLC, a Delaware limited liability company.

“Advisory Agreement” means the advisory agreement dated effective as of the Distribution Date between Ashford Prime, Ashford Prime OP and the Advisor.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. From and after the Distribution Date, Ashford Prime Group shall be deemed not to be Affiliates of Ashford Trust Group.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 11.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 11.1.

“Appropriate Member of the Ashford Trust Group” has the meaning set forth in Section 10.3.

“Appropriate Member of the Ashford Prime Group” has the meaning set forth in Section 10.2.

“Ashford Prime” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Prime Assets” means all of the Assets to be held by Ashford Prime or Ashford Prime OP following the Contribution, including without limitation (i) the Property and JV Interests and the TRS Interests, (ii) the Assets held by any of the Property and JV Entities, TRS Entities, or any Subsidiary thereof, and (iii) the Properties and any working capital held for the benefit of the Properties.

“Ashford Prime Common Stock” means the common stock of Ashford Prime, par value $0.01 per share.

“Ashford Prime Common Units” means the common units of limited partnership interest of Ashford Prime OP.

“Ashford Prime Hotel Master Management Agreement” means that certain Ashford Prime Hotel Master Management Agreement by and between Ashford Prime TRS and Remington Lodging & Hospitality, LLC, dated as of the Distribution Date.

“Ashford Prime Group” means Ashford Prime and the Ashford Prime Subsidiaries.

“Ashford Prime Indemnitees” means each member of the Ashford Prime Group and its Affiliates and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Ashford Prime Liabilities” means, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, if any:

(a) all Liabilities relating to or arising out of the Ashford Prime Assets whether arising prior to, at the time of, or after the Effective Time (other than Taxes as provided for in Article IX),

(b) all Liabilities arising out of claims made by Ashford Prime’s directors, officers and Affiliates after the Effective Time against Ashford Trust or Ashford Prime, to the extent relating to the Ashford Prime Assets; and

(c) fifty percent (50%) of the Form 10 Liabilities with respect to claims made in the two years following the Distribution Date, if any, and one hundred percent (100%) of the Form 10 Liabilities with respect to claims made on or after the second anniversary of the Distribution Date, if any.

“Ashford Prime Mutual Exclusivity Agreement” means that certain Ashford Prime Mutual Exclusivity Agreement, by and among Ashford Prime OP, Ashford Prime and Remington Lodging & Hospitality, LLC, dated as of the Distribution Date.

“Ashford Prime OP” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Prime Subsidiaries” means the Subsidiaries of Ashford Prime immediately following the Distribution.

“Ashford Prime TRS” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Trust” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Trust Assets” means all Assets owned, directly or indirectly, by Ashford Trust or any member of the Ashford Trust Group, other than any Ashford Prime Assets.

“Ashford Trust Common Stock” means the common stock of Ashford Trust, par value $0.01 per share.

“Ashford Trust Credit Agreement” means that certain Credit Agreement, dated as of September 26, 2011, by and among Ashford Trust OP, Ashford Trust, KeyBanc Capital Markets, KeyBank National Association and the financial institutions party thereto, as amended through the date hereof.

“Ashford Trust Group” means Ashford Trust and the Ashford Trust Subsidiaries other than the Ashford Prime Group.

“Ashford Trust Indemnitees” means each member of the Ashford Trust Group and its Affiliates (other than members of the Ashford Prime Group) and each of their respective current or former directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Ashford Trust Liabilities” means any Liabilities of Ashford Trust or any of its Subsidiaries, other than any Ashford Prime Liabilities.

“Ashford Trust OP” has the meaning set forth in the introductory paragraph of this Agreement.

“Ashford Trust Subsidiaries” means the Subsidiaries of Ashford Trust immediately following the Distribution.

“Ashford Trust TRS” has the meaning set forth in the introductory paragraph of this Agreement.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assumed Guarantees” has the meaning set forth in Section 2.2(d).

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the States of Texas or New York are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a) that is required to be maintained in confidence by any Law or under any Contract;

(b) concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c) concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d) constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e) constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contribution” means the transaction contemplated by Section 2.2(a).

“CPR” means The International Institute for Conflict Prevention & Resolution.

“CPR Rules” has the meaning set forth in Section 11.3(a).

“Distribution” means the transactions contemplated by Article IV.

“Distribution Agent” means [        ].

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Ashford Trust, in its sole and absolute discretion.

“Distribution Ratio” has the meaning set forth in Section 4.2(a).

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Encumbrances” means any claim, lien, pledge, voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, right of assignment, purchase right or other right of any nature whatsoever of any third party.

“Escrow Account” has the meaning set forth in Section 10.4(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 10.4(h).

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 10.4(h).

“Expense Amount Tax Opinion” has the meaning set forth in Section 10.4(h).

“Form 10 Liabilities” means Liabilities, if any, arising from any untrue statement or alleged untrue statement of a material fact in the Form 10 or omission or alleged omission to state a material fact required to be stated in the Form 10 or necessary to make the statements in the Form 10 not misleading with respect to all information contained in the Form 10.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Ashford Trust Group or the Ashford Prime Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnitee” means any Ashford Trust Indemnitee or any Ashford Prime Indemnitee.

“Indemnity Loan” has the meaning set forth in Section 10.4(h).

“Indemnity Loan Agreement” has the meaning set forth in Section 10.4(h).

“Indemnity Payment” has the meaning set forth in Section 10.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Ashford Trust Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Licensing Agreement” means that certain Licensing Agreement, dated and effective as of the Distribution Date, by and between Ashford Trust and Ashford Prime.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

“Option Agreements” means, collectively, (i) that certain Option Agreement, entered into as of the Distribution Date, by Ashford Prime OP, Ashford Trust OP, Ashford Prime TRS and Ashford Trust TRS, granting Ashford Prime OP the option to acquire the equity interests in the entity that owns the Marriott Crystal Gateway Hotel and granting Ashford Prime TRS the option to purchase the equity interest in the entity that leases such hotel; and (ii) that certain Option Agreement, entered into as of the Distribution Date, by Ashford Prime OP, Ashford Trust OP, Ashford Prime TRS and Ashford Trust TRS, granting Ashford Prime OP the option to acquire the equity interests in the entity that owns the Pier House Resort and Spa and granting Ashford Prime TRS the option to purchase the equity interest in the entity that leases such hotel.

“Party” or “Parties” any one of, or collectively, the parties to this Agreement, as set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Properties” means those eight properties listed on Exhibit A, in which the Property and JV Entities have a direct or indirect ownership interest.

“Property and JV Entities” means those certain entities listed on Exhibit A which directly or indirectly, wholly or jointly, own the Properties and certain taxable REIT subsidiaries.

“Property and JV Interests” means the equity interests in the Property and JV Entities owned by Ashford Trust OP prior to the Contribution, which interests will be contributed to Ashford Prime pursuant to Section 2.2(a).

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Record Date” means the close of business on the date, to be determined by the board of directors of Ashford Trust, as the record date for determining holders of Ashford Trust Common Stock entitled to receive shares of Ashford Prime Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1.

“Registration Rights Agreement” means that certain registration rights agreement dated, and effective as of the Distribution Date, between Ashford Prime and Ashford Trust OP.

“Registration Statement” means the registration statement on Form 10 of Ashford Prime with respect to the registration under the Securities Exchange Act of 1934, as amended, which effects the registration of the Ashford Prime Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a real estate investment trust, as defined under the Code.

“REIT Qualification Ruling” has the meaning set forth in Section 10.4(h).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code and the related U.S. Treasury regulations.

“Release Document” has the meaning set forth in Section 10.4(h).

“Right of First Offer Agreement” means that certain Right of First Offer Agreement, dated and effective as of the Distribution Date by and between Ashford Trust and Ashford Prime.

“SEC” means the United States Securities and Exchange Commission.

“Security Interests” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the transactions contemplated by Article II.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or that otherwise constitutes control of such corporation or other organization, is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 10.4(b).

“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“TRS Entities” means those certain entities listed on Exhibit B that lease six of the Properties.

“TRS Interests” means the equity interests in the TRS Entities.

Section 1.2 Interpretation. In this Agreement and the Ancillary Agreements, if any, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e) accounting terms used herein shall have the meanings historically ascribed to them by Ashford Trust and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g) reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i) if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Schedule;

(j) if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k) any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE SEPARATION

Section 2.1 Reorganization. Immediately prior to the transfer of assets pursuant to Section 2.2(a), Ashford Trust TRS, the sole stockholder of Ashford Prime, agrees to effect a stock dividend of 100% of the outstanding common stock of Ashford Prime to Ashford Trust OP, the sole stockholder of Ashford Trust TRS. Ashford Trust OP agrees to then immediately convey 100% of the common stock of Ashford Prime to Ashford Trust in exchange for $[1,000].

Section 2.2 Transfers of Assets and Assumption of Liabilities.

(a) Contribution of Property and JV Interests. Subject to Section 2.2(e), Ashford Trust OP agrees to contribute to Ashford Prime OP all of the Property and JV Interests, in each case, free and clear of all Encumbrances together with $6,049,000, and, in exchange, Ashford Prime OP agrees to issue [        ] Ashford Prime Common Units to Ashford Trust OP and admit Ashford Trust OP as a limited partner of Ashford Prime OP. Any transfer, assignment and exchange by Ashford Trust OP effectuated pursuant to this Section 2.2(a) is intended to be governed by Section 721(a) of the Code. Ashford Trust OP and Ashford Prime OP agree to the tax treatment described in this Section 2.2(a), and Ashford Trust OP and Ashford Prime OP shall file their respective Tax Returns consistent with such treatment, unless otherwise required by applicable law.

(b) Distribution and Contribution of Ashford Prime Common Units. Ashford Trust OP agrees to distribute [            ] of the Ashford Prime Common Units it received

pursuant to Section 2.2(a) to the Ashford Trust OP limited partners, in accordance with the provisions of the limited partnership agreement of Ashford Trust OP. Ashford OP Limited Partner LLC agrees to distribute all of the Ashford Prime Common Units it receives to Ashford Trust. Ashford Trust agrees to contribute to Ashford Prime 100% of the Ashford Prime Common Units it receives in such distribution plus $[        ], which represents $[        ] million of proceeds from the June 2013 equity offering by Ashford Trust (including the exercise of the underwriters’ option to purchase additional shares), net of (i) underwriting discounts and (ii) the payment of a common stock dividend on the newly issued Ashford Trust shares and (iii) $1,000, plus $[        ] of interim interest on such proceeds. In exchange for the Ashford Prime Common Units and cash, Ashford Prime will issue 16,133,577 shares of Ashford Prime Common Stock to Ashford Trust. Ashford Prime further agrees to contribute the Ashford Prime Common Units and cash to its wholly-owed subsidiary Ashford Prime OP Limited Partner LLC, which will, as directed by Ashford Prime, contribute the cash to Ashford Prime OP in exchange for [        ] Ashford Prime Common Units.

(c) Sale of TRS Interests. Subject to Section 2.2(e), following the consummation of the transactions contemplated in Section 2.2(a) and Section 2.2(b) but before the Distribution, Ashford TRS agrees to sell to Ashford Prime TRS, all of the TRS Interests held by Ashford TRS, in each case, free and clear of all Encumbrances, and in consideration for such sale, Ashford Prime TRS agrees to pay Ashford TRS $6,049,000.

(d) Assumption of Liabilities. Ashford Prime and Ashford Prime OP shall assume the obligations of Ashford Trust and Ashford Trust OP, respectively, arising from and after the Distribution Date under any and all Guarantees in favor of lenders, managers, franchisors or other third parties, relating to any Indebtedness or other Contract of the Property and JV Entities or their Subsidiaries other than any Guarantees provided pursuant to the Ashford Trust Credit Agreement, as specifically set forth in Schedule 2.2 (the “Assumed Guarantees”).

(e) Deferred Transfers and Assumptions.

(i) Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii) To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(iii) From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv) In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party, as applicable, will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(v) The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.2(e), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or

Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(f) Instruments of Transfer and Assumption. The Parties agree that (i) transfers of the Property and JV Interests and the TRS Interests required by this Agreement shall be effected by delivery by the transferor to the transferee of certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt or such other good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to the Property and JV Interests and the TRS Interests, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 SEC and Other Securities Filings.

(a) Prior to the date of this Agreement, the Parties have caused the Registration Statement to be prepared and filed with the SEC.

(b) The Parties shall use their respective commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

(c) As soon as practicable after the Registration Statement becomes effective, Ashford Trust shall cause the Information Statement to be mailed to the Record Holders.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e) The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2 NYSE Listing Application.

(a) The Parties have caused or shall cause an application for the listing on the NYSE of the Ashford Prime Common Stock to be issued to the Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed.

(b) The Parties shall use commercially reasonable efforts to have the NYSE Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

(c) Ashford Trust shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3 Distribution Agent Agreement. On or prior to the Distribution Date, Ashford Trust shall, if requested by the Distribution Agent, enter into a distribution agent agreement with the Distribution Agent.

Section 3.4 Governmental Approvals and Third-Party Consents. To the extent that any of the Transactions require any Governmental Approval or other third-party Consent, including without limitation, the waiver of any applicable right of first offer or right of first refusal with respect to any Property and JV Interests or any of the Properties, which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.5 Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the Advisory Agreement, the Right of First Offer Agreement, the Option Agreements, the Ashford Prime Mutual Exclusivity Agreement, the Ashford Prime Hotel Master Management Agreement, the Registration Rights Agreement and the Licensing Agreement, each substantially in the form filed by Ashford Prime with the SEC as an exhibit to the Registration Statement, and such other written agreements, documents or instruments (collectively, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable to effect the Transactions.

Section 3.6 Governance Matters.

(a) Organizational Documents. On or prior to the Distribution Date, the Parties shall take all necessary actions to (i) adopt the amended and restated partnership agreement of Ashford Prime OP, as well as each of the amended and restated articles of incorporation and the amended and restated bylaws of Ashford Prime, each substantially in the forms filed by Ashford Prime with the SEC as exhibits to the Registration Statement and (ii) amend the Fourth Amended and Restated Limited Partnership Agreement of Ashford Trust OP as necessary or appropriate to effect the Transactions.

(b) Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of Ashford Prime will be as set forth in the Information Statement.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, Ashford Trust will authorize the Distribution Agent, for the benefit of holders of record of Ashford Trust Common Stock at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of all outstanding shares of Ashford Prime Common Stock and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.2.

Section 4.2 Mechanics of the Distribution.

(a) On the Distribution Date, Ashford Trust will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, one share of Ashford Prime Common Stock for every five shares of Ashford Trust Common Stock held by such Record Holder on the Record Date (the “Distribution Ratio”). All such shares of Ashford Prime Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, Ashford Trust shall cause the Distribution Agent to deliver an account statement to each holder of Ashford Prime Common Stock reflecting such holder’s ownership thereof. All of the shares of Ashford Prime Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b) Notwithstanding any other provision of this Agreement, Ashford Trust, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

Section 4.3 Fractional Shares.

(a) Ashford Trust will direct the Distribution Agent, as soon as practicable after the Distribution Date, to (i) determine the number of whole shares and fractional shares of Ashford Prime Common Stock allocable to each Record Holder, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions or otherwise as determined by the Distribution Agent at then prevailing trading prices on behalf of Record Holders that would otherwise be entitled to fractional share interests, and (iii) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder or beneficial owner’s ratable share of the net proceeds of such sales, based upon the weighted average gross selling price per share of Ashford Prime Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law and less any applicable transfer, stock transfer, stamp or similar Taxes. Ashford Prime will be responsible for payment of any brokerage fees associated with such sales. No member of the Ashford Trust Group or the Ashford Prime Group or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Ashford Prime Common Stock. Neither Ashford Trust nor Ashford Prime will pay any interest on the proceeds from the sale of such shares.

(b) If the aggregation of fractional shares results in a remaining fractional share, Ashford Prime OP will redeem from Ashford Prime OP Limited Partner LLC for cash at a price equal to the weighted average gross selling price per share of Ashford Prime Common Stock received by the Distribution Agent such amount of fractional Ashford Prime Common Units as necessary such that after the Transactions are complete the number of shares of Ashford

Prime outstanding exactly equal the number of Ashford Prime Common Units owned by Ashford Prime OP Limited Partner LLC. Ashford Prime OP Limited Partner LLC will distribute such redemption proceeds to Ashford Prime which will distribute any such proceeds to Ashford Trust in redemption of the like number of fractional shares of Ashford Prime Common Stock, and Ashford Trust will pay such proceeds to the Distribution Agent for payment as cash in lieu of fractional shares of Ashford Prime.

Section 4.4 2013 Ashford Prime Equity Incentive Plan. Each of Ashford Trust and Ashford Prime intends that, subsequent to the Distribution, Ashford Prime shall establish, or shall cause to be established, one or more equity incentive or similar plans that will allow or provide for the issuance of restricted stock or other equity-based awards on such terms, and subject to such conditions (including, without limitation, as to eligibility, vesting and performance criteria), as Ashford Prime has described in the Information Statement.

ARTICLE V

DISTRIBUTION CONDITIONS

Section 5.1 Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Ashford Trust, in its sole and absolute discretion, at or before the Effective Time:

(a) the board of directors of Ashford Trust shall have declared the Distribution, which declaration may be made or withheld at its sole and absolute discretion;

(b) the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c) Ashford Trust shall have mailed the Information Statement (and such other information concerning Ashford Prime, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d) all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e) Ashford Trust shall have obtained an opinion from Andrews Kurth LLP, in form and substance reasonably satisfactory to Ashford Trust, to the effect that, commencing with Ashford Trust’s initial taxable year that ended on December 31, 2003, Ashford Trust has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation through the date of such opinion letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT;

(f) Ashford Prime shall have obtained an opinion from Andrews Kurth LLP, in form and substance reasonably satisfactory to Ashford Prime, to the effect that, commencing with Ashford Prime’s initial taxable year ending on December 31, 2013, Ashford Prime has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT;

(g) Ashford Trust shall not be required to register as an investment company under the Investment Company Act of 1940;

(h) Ashford Prime shall not be required to register as an investment company under the Investment Company Act of 1940;

(i) the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(j) each of the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(k) any material Governmental Approvals and other third-party Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(l) to the extent the equity interest in Ashford Prime, Ashford Prime OP or any Subsidiaries of such entities are subject to any pledge, guaranty or other obligation in favor of Keybanc Capital Markets or Keybank, National Association, pursuant to the Ashford Trust Credit Agreement, each and every such pledge, guaranty or other obligation shall have been released (exclusive of any equity interest in Ashford Prime OP owned by Ashford Trust OP following the completion of the Separation and Distribution);

(m) the consummation of the Transactions shall not cause Ashford Trust OP or Ashford Trust to breach any material covenants under the Ashford Trust Credit Agreement;

(n) The Separation shall have been completed in accordance with Article II and Ashford Prime or Ashford Prime OP shall have assumed all of the Assumed Guarantees;

(o) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(p) no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Ashford Trust, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 5.2 Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of Ashford Trust and the Ashford Trust Group, and the board of directors of Ashford

Trust may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Ashford Trust concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Ashford Trust to any other Person to effect any of the Transactions or in any way limit Ashford Trust’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1 Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, INTERESTS OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, SALE, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2 As Is, Where Is. ASHFORD PRIME GROUP UNDERSTANDS AND AGREES THAT THE ASHFORD PRIME ASSETS AND ASHFORD PRIME LIABILITIES TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS”, “WHERE IS”, “AND WITH ALL FAULTS,” AND NO PARTY HAS MADE, NOR IS ANY PARTY LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASHFORD PRIME ASSETS OR ASHFORD PRIME LIABILITIES OR ANY PART THEREOF, THE PHYSICAL OR STRUCTURAL CONDITION, ENVIRONMENTAL CONDITION, COMPLIANCE WITH BUILDING CODES OR LAWS, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, ASHFORD PRIME GROUP ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT, ASHFORD TRUST GROUP IS NOT LIABLE FOR OR BOUND BY (AND ASHFORD PRIME GROUP HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE ASHFORD

PRIME ASSETS OR ASHFORD PRIME LIABILITIES. ASHFORD PRIME GROUP FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT, IT SHALL BE PURCHASING THE ASHFORD PRIME ASSETS IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTIES, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, AND ASHFORD PRIME GROUP HEREBY RELEASES ASHFORD TRUST GROUP AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING.

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1 Insurance Matters. Prior to the Distribution Date, Ashford Trust and Ashford Prime shall use commercially reasonable efforts to obtain separate Insurance Policies for Ashford Prime on substantially similar terms as the currently existing Insurance Policies related to director and officer liability at Ashford Trust (it being understood that Ashford Prime shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of Ashford Prime pursuant to this Section 7.1.

Ashford Trust agrees to give Ashford Prime prompt notice of any fire or other casualty to a Property or any notice it receives of any taking by condemnation of any part of or rights appurtenant to a Property occurring between the Effective Date and the Distribution Date. If, prior to the Effective Time, a Property is damaged by fire or other casualty, Ashford Trust shall assign to Ashford Prime at the Closing all of Ashford Trust’s interest in any insurance proceeds that may be payable to Ashford Trust on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Ashford Trust for actual expenditures of restoration. With respect to any condemnation of any part of or rights appurtenant to a Property, Ashford Trust shall assign to Ashford Prime all of Ashford Trust’s interest in any condemnation award which may be payable to Ashford Trust on account of any such condemnation.

Section 7.2 Tax Matters.

(a) Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax return that is inconsistent with such treatment.

(b) Ashford Trust and Ashford Prime REIT Status.

(i) Ashford Trust has no knowledge of any fact or circumstance that would cause Ashford Prime to fail to qualify as a REIT, including a failure to qualify as a REIT due to Ashford Trust’s failure to maintain REIT status.

(ii) Subject to Section 7.2(b)(iii), Ashford Trust shall use its commercially reasonable efforts to cooperate with Ashford Prime as necessary to enable Ashford Prime to qualify for taxation as a REIT and receive customary legal opinions concerning Ashford Prime’s qualification and taxation as a REIT, including by providing information and representations to Ashford Prime and its tax counsel with respect to the composition of Ashford Trust’s income and Assets, the composition of the holders of stock of Ashford Trust and Ashford Trust’s organization, operation, and qualification as a REIT.

(iii) Ashford Trust shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2014, unless Ashford Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which Ashford Prime can rely, substantially to the effect that Ashford Trust’s failure to maintain its REIT status will not prevent Ashford Prime from making a valid REIT election for any taxable year, or otherwise cause Ashford Prime to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

(iv) Ashford Prime shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year ending December 31, 2013.

Section 7.3 Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Each of the Parties agrees that the Advisory Agreement and the Right of First Offer Agreement shall include certain restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by Ashford Trust and Ashford Prime following the Distribution. Each of the Parties acknowledges and agrees that, subject to the terms of the Advisory Agreement and the Right of First Offer Agreement, the business activities of Ashford Trust and Ashford Prime and their respective Subsidiaries may overlap or compete with the business of such other entity. Subject to the terms of the Advisory Agreement and the Right of First Offer Agreement, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b) Except as Ashford Trust and each other member of the Ashford Trust Group, on the one hand, and Ashford Prime and each other member of the Ashford Prime Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii)

such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group); provided, in each instance, such director or officer complies with the applicable provision of the Advisory Agreement and/or the Right of First Offer Agreement.

(c) For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1 Agreement for Exchange of Information.

(a) Except in the case of any adversarial Action or threatened adversarial Action related to this Agreement by any member of either the Ashford Trust Group or the Ashford Prime Group against any member of the other Group (which will be governed by such discovery rules as may be applicable thereto), and subject to Section 9.1(b), as soon as reasonably practicable after written request: (i) Ashford Trust shall afford to any member of the Ashford Prime Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ashford Prime Group’s expense provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ashford Trust Group immediately following the Distribution Date that relates to any member of the Ashford Prime

Group or the Ashford Prime Assets and (ii) Ashford Prime shall afford to any member of the Ashford Trust Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Ashford Trust Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Ashford Prime Group immediately following the Distribution Date that relates to any member of the Ashford Trust Group or the Ashford Trust Assets; provided, however, that in the event that Ashford Prime or Ashford Trust, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern.

(b) If any party determines that the exchange of any information pursuant to Section 8.1(a) is reasonably likely to violate any Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such party will not be required to provide access to or furnish such information to the other party; provided, however, that the parties will take all reasonable measures to permit compliance with Section 8.1(a) in a manner that avoids any such harm or consequence. Ashford Trust and Ashford Prime intend that any provisions of access to or the furnishing of information that would otherwise be within the ambit of any legal privilege will not operate as a waiver of such privilege.

(c) After the Effective Time, each of Ashford Trust and Ashford Prime will maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit, contractual and other obligations.

Section 8.2 Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3 Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4 Retention of Records. To facilitate the exchange of information pursuant to this Article VIII and other provisions of this Agreement from and after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the record retention policies and procedures of Ashford Trust as in effect on the Distribution Date or as modified in good faith thereafter, provided, that to the extent any Ancillary Agreement provides for a longer retention period for certain information, that longer period will control. No Party will destroy, or permit any of its Subsidiaries to destroy, any information that another Party may have the right to obtain pursuant to this Agreement before the end of the period provided in the applicable record retention policy without first using its reasonable best efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of that information before it is destroyed.

Section 8.5 Limitation of Liability. No Person required to provide information under this Article VIII shall have any liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6 Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a) Ashford Prime shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ashford Trust Group, the directors, officers, employees and agents of any member of the Ashford Prime Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Ashford Prime Group is adverse to any member of the Ashford Trust Group; and

(b) Ashford Trust shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Ashford Prime Group, the directors, officers, employees and agents of any member of the Ashford Trust Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Ashford Trust Group is adverse to any member of the Ashford Prime Group.

(c) The requesting Party will bear all out-of-pocket costs and expenses that the other Party incurs in connection with a request under this Section 8.6.

Section 8.7 Confidentiality.

(a) Each of Ashford Prime, Ashford Prime OP and Ashford Prime TRS (on behalf of itself and each other member of its Group) and each of Ashford Trust, Ashford Trust OP and Ashford Trust TRS (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, if any, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (including the Advisor) who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information. A Party’s obligations hereunder with respect to Confidential Information shall not apply to any Confidential Information that (i) was or becomes generally available to the public, (ii) was or becomes available to such Party on a non-confidential basis from a source other than the other Party (but only if such source is not, to the knowledge of such Party, bound by a confidentiality agreement with the other Party), or (iii) was or is hereafter developed by such Party without using or relying on any of the Confidential Information.

(c) Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group.

Section 8.8 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of Ashford Prime and its Affiliates or Ashford Trust and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Ashford Trust shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ashford Trust Assets, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Prime. Ashford Trust shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ashford Trust Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ashford Trust Group, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Prime; and

(ii) Ashford Prime shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Ashford Prime Assets, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Prime. Ashford Prime shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Ashford Prime Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Ashford Prime Group, whether or not the privileged information is in the possession of or under the control of Ashford Trust or Ashford Prime.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). None of Ashford Prime, Ashford Prime OP or Ashford Prime TRS may waive, and shall cause each other member of the Ashford Prime Group not to waive, any privilege that could be asserted by a member of the Ashford Trust Group under any applicable Law, and in which a member of the Ashford Trust Group has a shared privilege, without the consent of Ashford Trust, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. None of Ashford Trust, Ashford Trust OP or Ashford Trust TRS may waive, and shall cause each other member of the Ashford Trust Group not to waive, any privilege that could be asserted by a member of the Ashford Prime Group under any applicable Law, and in which a member of the Ashford Prime Group has a shared privilege, without the consent of Ashford Prime, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

(d) In the event of any litigation or dispute between or among Ashford Prime and Ashford Trust, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e) If a dispute arises between or among Ashford Prime and Ashford Trust, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not unreasonably withhold consent to any request for waiver by such party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(f) Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(g) The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9 Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Ashford Prime OP and Ashford Trust OP for certain Tax matters following the Distribution Date:

(a) Ashford Trust OP shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Ashford Prime OP, all Tax Returns for each of the Property and JV Entities, the TRS Entities and their respective Subsidiaries, as applicable, for all periods ending on or prior to the Distribution Date that are required to be filed after the Distribution Date. Ashford Prime OP hereby recognizes Ashford Trust OP’s authority and the authority of the officers of the TRS Entities to execute and file, on behalf of each of the Property and JV Entities and the TRS Entities, all such Tax Returns (and agrees to take all action necessary to ensure such authorization in conformity with applicable Law and principles of good governance generally). To the extent not otherwise paid by Ashford Trust OP to the appropriate taxing authority, Ashford Trust OP shall reimburse Ashford Prime OP for Taxes of the relevant Property and JV Entity or TRS Entity with respect to all such Tax Returns within fifteen (15) Business Days after payment by Ashford Prime OP and/or the Property and JV Entities or TRS Entities of such Taxes. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of the Property and JV Entities or TRS Entity, as applicable, except as required by a change in applicable Law.

(b) Ashford Prime OP shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of Ashford Trust OP, any Tax Returns of any of the Property and JV Entities and TRS Entities and their respective Subsidiaries, as applicable, for Tax periods which begin before the Distribution Date and end after the Distribution Date. Ashford Trust OP shall pay to Ashford Prime OP, within fifteen (15) Business Days before the date on which Taxes are to be paid with respect to such periods, an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Distribution Date. For purposes of this Section 9.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Distribution Date, the portion of such Tax which relates to the portion of such Tax period ending on the Distribution Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Distribution Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Distribution Date. Any credits relating to a Tax period that begins before and ends after the Distribution Date shall be taken into account as though the relevant Tax period ended on the Distribution Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Property and JV Entities or the TRS Entities, as applicable.

(c) Ashford Prime OP shall prepare and cause to be prepared and file or cause to be filed all other Tax Returns of any of the Property and JV Entities or TRS Entities.

Section 9.2 Cooperation. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Property and JV Entities and the TRS Entities and their respective assets or business relating to any taxable period beginning before the Distribution Date until the expiration of the statute of limitations (and, to the extent notified by any member of the Ashford Prime Group, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Ashford Prime reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Ashford Prime so requests, Ashford Trust shall allow Ashford Prime to take possession of such books and records at Ashford Prime expense.

Section 9.3 Transfer Taxes. All sales, use and transfer taxes, bulk transfer taxes, deed taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns (“Transfer Taxes”), shall be paid by Ashford Prime OP. Ashford Prime OP and Ashford Trust OP shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

Section 9.4 Tax Contests. Ashford Prime shall inform Ashford Trust of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which any member of the Ashford Prime Group may be entitled to indemnity from any member of the Ashford Trust Group hereunder. With respect to any Tax Contest listed on Schedule 9.4 and any other Tax Contest for which Ashford Trust acknowledges in writing that any member of the Ashford Trust Group is liable under Article X for any and all Losses relating thereto, the Ashford Trust Group shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) Ashford Trust shall promptly notify Ashford Prime in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Taxes of any of the Property and JV Entities, the TRS Entities or any of their respective Subsidiaries for a Tax period that includes but does not end on the Distribution Date, Ashford Trust and Ashford Prime shall jointly control all proceedings taken in connection with any such Tax Contest and (z) if any Tax Contest could reasonably be expected to have an adverse effect on any member of the Ashford Prime Group, or any of their Affiliates in any Tax period beginning after the Distribution Date, the Tax Contest shall not be settled or resolved without Ashford Prime’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Ashford Trust of the commencement of any Tax Contest and Ashford Trust does not, within ten (10) Business Days after Ashford Prime’s notice is given, give notice to Ashford Prime of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligation hereunder of Ashford Trust OP), each member of the Ashford Trust Group shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Ashford Prime. The failure of Ashford Prime to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Ashford Trust’s obligation with respect thereto except to the extent that Ashford Trust can demonstrate actual loss and prejudice as a result of such failure. Ashford Prime, Ashford Prime OP and Ashford Prime TRS shall use their reasonable efforts to provide Ashford Trust OP with such assistance as may be reasonably requested by Ashford Trust in connection with a Tax Contest controlled solely or jointly by Ashford Trust.

Section 9.5 Ad Valorem Tax Refunds. Any refund of ad valorem Taxes with respect to the Properties for periods ending on or before the Distribution Date shall be for the benefit of Ashford Prime OP and the relevant member of the Ashford Prime Group, and Ashford Trust OP shall have no entitlement thereto. If Ashford Trust OP receives any refund of ad valorem Taxes with respect to the Properties, Ashford Trust OP shall pay to Ashford Prime OP the full amount of such refund within five (5) Business Days.

ARTICLE X

MUTUAL RELEASES; INDEMNIFICATION

Section 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(c), effective as of the Effective Time, Ashford Prime, Ashford Prime OP and Ashford Prime TRS each does hereby, for itself and each other member of the Ashford Prime Group, release and forever discharge each Ashford Trust Indemnitee, from any and all Liabilities whatsoever to any member of the Ashford Prime Group, whether at law or in equity (including any right of contribution), whether known or unknown, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b) Except as provided in Section 10.1(c), effective as of the Effective Time, Ashford Trust, Ashford Trust OP and Ashford Trust TRS each does hereby, for itself and each other member of the Ashford Trust Group, release and forever discharge each Ashford Prime Indemnitee from any and all Liabilities whatsoever to any member of the Ashford Trust Group, whether at law or in equity (including any right of contribution), whether known or unknown, whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c) Nothing contained in Section 10.1(a) or Section 10.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 10.1(a) or Section 10.1(b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third-party Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Ancillary Agreements, if any; or

(iii) any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(d) None of Ashford Prime, Ashford Prime OP or Ashford Prime TRS shall make, or shall permit any other member of the Ashford Prime Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Ashford Trust Indemnitee with respect to any Liabilities released pursuant to Section 10.1(a). None of Ashford Trust, Ashford Trust OP or Ashford Trust TRS shall make, and shall permit any member of the Ashford Trust Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Ashford Prime Indemnitee with respect to any Liabilities released pursuant to Section 10.1(b).

Section 10.2 Indemnification by Ashford Prime. Except as provided in Section 10.4 and Section 10.5, Ashford Prime, Ashford Prime OP and Ashford Prime TRS shall, and cause each Appropriate Member of the Ashford Prime Group to, jointly and severally indemnify, defend and hold harmless, the Ashford Trust Indemnitees from and against any and all Losses of the Ashford Trust Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any obligations arising pursuant to the Ashford Prime Liabilities, including the failure of any member of the Ashford Prime Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Prime Liabilities in accordance with their respective terms, at or after the Effective Time;

(b) any breach by any member of the Ashford Prime Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c) the Assumed Guarantees;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date, provided, however, that: (i) no member of the Ashford Prime Group shall have any obligation under this Article X to indemnify any member of the Ashford Trust Group against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Ashford Prime Common Units, (B) a breach of this Agreement by a member of the Ashford Trust Group or the gross negligence, willful misconduct or fraud of any member of the Ashford Trust Group or (C) the operation of the business of the Ashford Trust Group, including the Property and JV Entities, the TRS Entities and their respective Subsidiaries, or the ownership and operation of the Properties for the period prior to the Distribution Date. As used in this Section 10.2, “Appropriate Member of the Ashford Prime Group” means the member or members of the Ashford Prime Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 10.3 Indemnification by Ashford Trust. Except as provided in Section 10.4 and Section 10.5, Ashford Trust, Ashford Trust OP and Ashford Trust TRS shall, and shall cause each Appropriate Member of the Ashford Trust Group to, jointly and severally indemnify, defend and hold harmless the Ashford Prime Indemnitees from and against any and all Losses of the Ashford Prime Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a) any Ashford Trust Liability, including the failure of any member of the Ashford Trust Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Trust Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b) any obligations arising pursuant to the Ashford Prime Liabilities, including the failure of any member of the Ashford Trust Group or any other Person to pay, perform or otherwise promptly discharge any Ashford Prime Liabilities in accordance with their respective terms, prior to the Effective Time;

(c) any breach by any member of the Ashford Trust Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d)(i) all Taxes (other than Transfer Taxes) of the Property and JV Entities and the TRS Entities and their respective Subsidiaries for all Tax periods ending on or before the Distribution Date, (ii) with respect to any Tax period including but not ending on the Distribution Date, all Taxes (other than Transfer Taxes) of the Property and JV Entities and the TRS Entities and their respective Subsidiaries attributable to the portion of such Tax period that ends on and includes the Distribution Date, and (iii) all Taxes (other than Transfer Taxes) of any Person imposed on the Property and JV Entities and the TRS Entities or their respective Subsidiaries as a transferee or successor, by contract or pursuant to any Law (including, but not limited to, Treasury Regulations Section 1.1502-6 and V.T.C.A., Tax Code, Chapter 171) with respect to obligations or relationships existing on or prior to the Distribution Date or by agreements entered into or transactions entered into on or prior to the Distribution Date;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date; provided, however, no member of the Ashford Trust Group shall have any obligation under this Article X to indemnify any member of the Ashford Prime Group against any Losses to the extent that such Losses arise by virtue of (A) any diminution in value of the Properties, (B) a breach of this Agreement by a member of the Ashford Prime Group or the gross negligence, willful misconduct or fraud of any member of the Ashford Prime Group or (C) the operation of the business of the Ashford Prime Group, the Property and JV Entities, the TRS Entities and their respective Subsidiaries, or the ownership and operation of the Properties for the period after and including the Distribution Date. As used in this Section 10.3, “Appropriate Member of the Ashford Trust Group” means the member or members of the Ashford Trust Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 10.4 Procedures for Indemnification.

(a) An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 10.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and contain a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article X) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 10.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article X shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article X against any Indemnifying Party.

(h) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a 15 year maturity with no periodic amortization.

Section 10.5 Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article X (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article X and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 10.6 Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 10.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. To the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Agreement as a capital contribution made by Ashford Trust to Ashford Prime or as a distribution made by Ashford Prime to Ashford Trust, as the case may be, on the date of this Agreement.

Section 10.7 Contribution. If the indemnification provided for in this Article X is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Ashford Prime and each other member of the Ashford Prime Group, on the one hand, and Ashford Trust and each other member of the Ashford Trust Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 10.8 Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 10.9 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article X shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 10.10 Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XI

DISPUTE RESOLUTION

Section 11.1 Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 11.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 11.2 Negotiation and Dispute Resolution.

(a) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b) Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 11.3.

Section 11.3 Arbitration.

(a) If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the CPR under its Arbitration Rules (the “CPR Rules”), conducted in Dallas, Texas. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 11.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of Texas, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Texas State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 10.10. The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b) The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute resolution.

ARTICLE XII

TERMINATION

Section 12.1 Termination. Upon written notice, this Agreement and each of the Ancillary Agreements, if any, may be terminated at any time prior to the Effective Time by and in the sole discretion of Ashford Trust without the approval of any other Party.

Section 12.2 Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as lenders, joint venture partners, franchisors, insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 13.2 Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall: (i) to the extent incurred and payable on or prior to the Distribution Date, be paid by Ashford Trust OP, it being understood that Ashford Prime OP shall reimburse Ashford Trust OP for the cost of such expenses within a reasonable time following the Distribution Date; and (ii) to the extent arising and payable following the Distribution Date, be paid by the Party incurring such cost or expense.

Section 13.3 Amendments and Waivers.

(a) Subject to Section 12.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 13.4 Entire Agreement. This Agreement, the Ancillary Agreements, if any, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 13.5 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 13.6 Third Party Beneficiaries. Except (a) as provided in Article X relating to Indemnitees and for the release of any Person provided under Section 10.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.7 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	The Ashford Trust Group:

If to Ashford Trust:

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention: Chief Executive Officer

Phone: (972) 490-9600

If to Ashford Trust OP:

Ashford Hospitality Limited Partnership

c/o Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention: Chief Operating Officer

Phone: (972) 490-9600

If to Ashford Trust TRS:

Ashford TRS Corporation

14185 Dallas Parkway, Suite 1100

Dallas, TX 75254

Attention: President

Phone: (972) 490-9600

In each case, with a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 1700

Dallas, TX 75201

Attention: Muriel C. McFarling

(b) The Ashford Prime Group

If to Ashford Prime:

Ashford Hospitality Prime, Inc.

c/o Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Attention: Chief Executive Officer

Dallas, TX 75254

Phone: (972) 490-9600

If to Ashford Prime OP:

Ashford Hospitality Prime Limited Partnership

c/o Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Attention: Chief Operating Officer

Dallas, TX 75254

Phone: (972) 490-9600

If to Ashford Prime TRS:

Ashford Prime TRS Corporation

14185 Dallas Parkway, Suite 1100

Attention: President

Dallas, TX 75254

Phone: (972) 490-9600

In each case, with a copy to:

Ashford Hospitality Advisors LLC

14185 Dallas Parkway, Suite 1100

Attention: General Counsel

Dallas, TX 75254

Phone: (972) 490-9600

Section 13.8 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 13.9 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 13.10 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 13.11 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction. The parties hereto agree that venue for any action in connection herewith shall be proper in Dallas County, Texas. Each party hereto consents to the jurisdiction of any local, state or federal court situated in any of such locations and waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

Section 13.12 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 13.13 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.14 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

ASHFORD HOSPITALITY TRUST, INC.

By:
Name:
Title:

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

By:	Ashford OP General Partner LLC, its general partner

By:
Name: David A. Brooks, Vice President

ASHFORD TRS CORPORATION

By:
Name: David J. Kimichik, President

[Signature Page to Separation and Distribution Agreement]

ASHFORD HOSPITALITY PRIME, INC.

By:
Name:
Title:

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP

By:	Ashford Prime OP General Partner LLC, its general partner

By:
Name: David A. Brooks, Vice President

ASHFORD PRIME TRS CORPORATION

By:
Name: David J. Kimichik, President

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Property and JV Entities

Property	Property and JV Entities	Property and JV Entity’s Relationship to the Property	Property and JV Equity Interest being contributed by Ashford Trust OP to Ashford Prime OP

Courtyard Philadelphia 21 North Juniper Street Philadelphia, Pennsylvania	Ashford Philadelphia Annex LP	Ashford Philadelphia Annex LP directly owns 100% of the Courtyard Philadelphia.	The limited partner interest in Ashford Philadelphia Annex LP, representing 99.5% of the ownership of such partnership.

	Ashford Philadelphia Annex GP LLC	Ashford Philadelphia Annex GP LLC is the general partner of Ashford Philadelphia Annex LP, owning a .05% interest in such partnership.	The member interest in Ashford Philadelphia Annex GP LLC, representing 100% of the ownership of such LLC.

Marriott Plano 7120 Dallas Parkway Plano, Texas	Ashford Plano-M LP	Ashford Plano-M LP directly owns 100% of the Marriott Plano.	The limited partner interest in Ashford Plano-M LP, representing 99.5% of the ownership of such partnership.

	Ashford Sapphire VII GP LLC	Ashford Sapphire VII GP LLC is the general partner of Ashford Plano-M LP, owning a .05% interest in such partnership.	The member interest in Ashford Sapphire VII GP LLC, representing 100% of the ownership of such LLC.

Marriott Seattle 2100 Alaskan Way Seattle, Washington	Ashford Seattle Waterfront LP	Ashford Seattle Waterfront LP directly owns 100% of the Marriott Seattle.	The limited partner interest in Ashford Seattle Waterfront LP, representing 99.5% of the ownership of such partnership.

	Ashford Sapphire VII GP LLC	Ashford Sapphire VII GP LLC is the general partner of Ashford Seattle Waterfront LP, owning a ..05% interest in such partnership.	The member interest in Ashford Sapphire VII GP LLC, representing 100% of the ownership of such LLC.

Renaissance Tampa 4200 Jim Walter Blvd. Tampa, Florida	Ashford Tampa International Hotel Partnership LP	Ashford Tampa International Hotel, LP directly owns 100% of the ground leasehold in the Renaissance Tampa.	The limited partner interest in Ashford Tampa International Hotel, LP, representing 99.5% of the ownership of such partnership.

	Ashford Sapphire VII GP LLC	Ashford Sapphire VII GP LLC is the general partner of Ashford Tampa International Hotel, LP, owning a .05% interest in such partnership.	The member interest in Ashford Sapphire VII GP LLC, representing 100% of the ownership of such LLC.

Courtyard Seattle 925 Westlake Ave North Seattle, Washington	Ashford Seattle Downtown LP	Ashford Seattle Downtown LP directly owns 100% of the Courtyard Seattle.	The limited partner interest in Ashford Seattle Downtown LP, representing 99.5% of the ownership of such partnership.

	Ashford Sapphire III GP LLC	Ashford Sapphire III GP LLC is the general partner of Ashford Seattle Downtown LP, owning a .05% interest in such partnership.	The member interest in Ashford Sapphire III GP LLC, representing 100% of the ownership of such LLC.

Courtyard San Francisco 299 Second Street San Francisco, California	Ashford San Francisco II LP	Ashford San Francisco II LP directly owns 100% of the Courtyard San Francisco.	The limited partner interest in Ashford San Francisco II LP, representing 99.5% of the ownership of such partnership.

	Ashford Sapphire III GP LLC	Ashford Sapphire III GP LLC is the general partner of Ashford San Francisco II LP, owning a .05% interest in such partnership.	The member interest in Ashford Sapphire III GP LLC, representing 100% of the ownership of such LLC.

Hilton Torrey Pines 10950 North Torrey Pines Road La Jolla, California and The Capital Hilton 1001 16th Street NW Washington, D.C.	Ashford HHC Partners III LP	Ashford HHC Partners III LP indirectly owns 100% of the ground leasehold in the Hilton Torrey Pines and indirectly owns 100% of Capital Hilton.	The limited partner interest in Ashford HHC Partners III LP, representing 74.9% of the ownership of such partnership.
	Ashford HHC III LLC	Ashford HHC Partners III LLC is the general partner of Ashford HHC III LP, owning a .01% interest in such partnership.	The member interest in Ashford HHC Partners III LLC, representing 100% of the ownership of such LLC.

Exhibit B

TRS Entities

Ashford TRS Philadelphia Annex LLC

Ashford TRS Sapphire III LLC

Ashford TRS Sapphire VII LLC